Exhibit (k)(3)

FUND ACCOUNTING SERVICING AGREEMENT

THIS FUND ACCOUNTING SERVICING AGREEMENT (“Agreement”) is made and entered into as of this 28th day of October, 2019, by and between Stone Ridge Residential Real Estate Income Fund I, Inc., a Maryland corporation (the “Fund”) and U.S. Bancorp Fund Services, LLC d.b.a Gu.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, non-diversified management investment company and shares of the Fund are registered under the Securities Act of 1933, as amended (the “1933 Act” and together with the 1940 Act, the “Acts”);

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Fund desires to retain USBFS to provide accounting services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

The Fund hereby appoints USBFS as fund accountant of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to the Fund:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)

For each valuation date, obtain prices from a pricing source approved by the board of directors of the Fund (the “Board of Directors”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)

Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile portfolio holdings and cash of the Fund with the Fund’s custodian and/or prime brokerage account(s).

(6)	As necessary, reconcile holdings and positions of the Fund with the Fund’s custodian.

(7)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(8)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses, upon receipt of written authorization from the Fund.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Fund.

(3)

Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

D.	Tax Accounting Services:

(1)

Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “real estate investment trusts” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)

Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the Fund’s independent registered public accounting firm.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the

Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(4)

In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBFS’s fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

(5)

Cooperate with the Fund’s independent registered public accounting firm and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such firm for the expression of its opinion on the Fund’s financial statements without any qualification as to the scope of its examination.

3.	License of Data; Warranty; Termination of Rights

A.

The valuation information and evaluations being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity.

The Fund acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE FUND HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.

USBFS may use different suppliers to provide Data to the Fund if USBFS’s suppliers terminate any agreement to provide Data to USBFS. USBFS may stop supplying some or all Data to the Fund if USBFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’s suppliers demand that the Data be withheld from the Fund. USBFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.

For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Directors and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.

In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect. The provisions in this Section 4 shall not have any effect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.

C.

USBFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any third party source. Notwithstanding anything else in this Agreement to the contrary, USBFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any third party source.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice by USBFS of such changes.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBFS shall also be reimbursed for miscellaneous expenses set forth in Exhibit A as are reasonably incurred by USBFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of the assets and property of the Fund.

8.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective, and appropriate state securities law filings will be made as necessary to enable the Trust to make a continuous public offering of its shares; and

(5)

All records of the Fund provided to USBFS by the Fund or by a prior service provider of the Fund are, to the best of the Fund’s knowledge, accurate and complete in all material respects and USBFS is entitled to rely on all such records in the form provided.

B.	USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct, in each case, by the Fund, the adviser or any other service provider to the Fund or any employee of the foregoing; or for any loss suffered by the Fund, or any third party in connection with USBFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder: (i) in accordance with the foregoing standards; or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of Directors of the Fund; or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement (other than where such compliance would violate applicable law). This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

The Fund acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS shall as promptly as possible under the circumstances notify the Fund in the event of any service interruption that materially impacts USBFS’ services under this Agreement. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’s premises and operating capabilities, books and records maintained on behalf of the Fund at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Fund through the CCO Portal, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement or any delay by reason of circumstances not reasonably foreseeable and beyond its reasonable control, including acts of civil or military authority, national emergencies, acts of God and any resulting power failure, insurrection, war, and riots.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Fund upon discovery of any material administrative error, and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

B.

In order that the indemnification provisions contained in this Section 9 shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section 9. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Notification of Error

The Fund will notify USBFS of any discrepancy between USBFS and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Fund; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except: (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply; (ii) when requested to divulge such information by duly constituted authorities provided to the extent permitted by law, USBFS shall provide the Fund notice prior to such disclosures; or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

B.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, USBFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request from the Fund, USBFS shall provide a written description of its Information Security Program. USBFS shall promptly notify the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBFS promptly cooperate with the Fund or any of their affiliates’ regulators at USBFS’s expense (only if USBFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

C.

The Fund agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of USBFS, all non-public information relative to USBFS (including, without limitation, the Data and information regarding USBFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBFS, which approval shall not be unreasonably withheld and may not be withheld where the Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBFS. Information which has become known to the public through no wrongful act of the Fund or any of its employees, agents or representatives, and information that was already in the possession of the Fund prior to receipt thereof from USBFS, shall not be subject to this paragraph.

D.

Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBFS as a service provider, copies of this Agreement, and such other information as may be required in the Fund’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBFS shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

E.

USBFS will provide the Fund with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1) through access to USBFS’s CCO Portal to the extent such reports are available and related to services performed or made available by USBFS under this Agreement. The Fund acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports.

13.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request. provided, however, that USBFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Fund acknowledges and agrees that if the Fund elects to use an FTP or other electronic transmission method to communicate trade instructions to USBFS the Fund shall be responsible for maintaining the Fund’s records as they relate to the Fund’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

14.	Compliance with Laws

A.

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto. The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by the Fund as expressly provided herein. USBFS shall comply with changes to all regulatory requirements affecting its services to the Fund and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

B.	The Fund shall immediately notify USBFS if the investment strategy of any Fund materially changes that causes the Fund to file an amended prospectus with the SEC.

15.	Term of Agreement; Amendment

A.

This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by either party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. The Fund may terminate this Agreement after the third such breach of the same material term of this Agreement. The foregoing shall not preclude the Fund from seeking any and all remedies available under this Agreement. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

16.	[Reserved]

17.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach by

USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund. The Fund shall also pay any fees associated with record retention and/or tax reporting obligations that USBFS is obligated under applicable law, regulation, or rule to continue following the termination.

17.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Board of Directors.

18.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

20.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attention: President

and notice to the Fund shall be sent to:

Stone Ridge Residential Real Estate Income Fund I, Inc.

510 Madison Avenue, 21st Floor

New York, NY 10022

Attention: General Counsel

Phone: (212) 202-3123

with a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Attention: Elizabeth J. Reza

Phone: (617) 951-7000

Fax: (617) 951-7050

23.	Multiple Originals

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

25.	Fund Limitations

This Agreement is executed by the Fund with respect to the Fund and the obligations hereunder are not binding on any of the directors, officers or shareholders of the Fund individually, but are binding only on the Fund and the assets and property of the Fund.

26.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

Stone Ridge Residential Real Estate Income Fund I, Inc.

By:	/s/ Anthony Zuco

Name: Anthony Zuco

Title: Treasurer

U.S. Bancorp Fund Services, LLC

By:	/s/ Jeanine M. Bajczyk

Name: Jeanine M. Bajczyk

Title: Senior Vice President

Exhibit A to the Fund Accounting Servicing Agreement

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND

CCO SUPPORT SERVICES FEE SCHEDULE at OCTOBER 2019

Annual Fee Based Upon Average Net Assets for the Fund *

5.00 basis points on the first $250,000,000

 4.00 basis points from $250,000,001 to $750,000,000

 3.00 basis points from $750,000,000 to $1,250,000,000

 2.00 basis points from $1,250,000,000 to $1,750,000,000

 2.00 basis points on the balance above $1,750,000,000

Services Included in Annual Fee Per Fund

◾	Daily Performance Reporting
◾	Advisor Information Source Web Portal

CCO Support Annual Fees (Open End Funds only)*

◾	$6,000

Miscellaneous Expenses

Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary).

Additional Services

Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, use of Diligent for electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, All Urban Consumers – U.S. City Average

Fees are billed monthly.

Exhibit A (continued) to the Fund Accounting Servicing Agreement

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES

Pricing Services

◾	$0.15 Domestic and Canadian Equities/Options
◾	$0.50 Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
◾	$0.80 CMOs/Municipal Bonds/Money Market Instruments/International Bonds
◾	$2.25 - Bank Loans
◾	$3.00 - Credit Default Swaps/Swaptions
◾	$1.50 - Basic Interest Rate Swaps
◾	$125 /Fund per Month - Mutual Fund Pricing
◾	$2.00 /Foreign Equity Security per Month for Corporate Action Service
◾	$1.00 /Domestic Equity Security per Month for Corporate Action Service
◾	$125 /Month Manual Security Pricing (>10/day)

Factor Services (BondBuyer)

◾	$1.50 /CMO/Month
◾	$0.25 /Mortgage Backed/Month
◾	$300 /Month Minimum/Fund Group

Fair Value Services (Interactive Data)

◾	$0.60 on the First 100 Securities/Day
◾	$0.44 on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change. Use of alternative sources may result in additional fees.